Exhibit 10.3
DATE
NAME
ADDRESS
ADDRESS
Dear                     :
     Global Industries, Ltd. (the “Company”) considers it essential to the best interest of the Company and its shareholders that its management and key employees be encouraged to remain with the Company and to continue to devote full attention to the Company’s business in the event of a change in control of the Company, whether through a tender offer, a negotiated merger or sale of the Company’s business or otherwise. In this connection, the Company recognizes that the possibility of a change in control and the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel and key employees to the detriment of the Company and its shareholders. Accordingly, the Company’s Board of Directors (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company under the circumstances described below.
     In order to induce you to remain in the employ of the Company, this letter agreement (“Agreement”) sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a Change in Control of the Company under the circumstances described below.
     Nothing herein shall be construed to prevent either you or the Company from terminating your employment at any time, for cause or otherwise, subject only to the specific payment and other provisions hereinafter provided for under certain circumstances in the event a Change in Control of the Company shall have occurred prior to the date your termination becomes effective.
     1. CONTINUED EMPLOYMENT.
     This confirms that you have advised the Company that, in consideration of, among other things, the Company’s entering into this Agreement with you, it is your present intention to remain in the employ of the Company unless and until there occurs a Change in Control of the Company. This Agreement shall commence on the date hereof and shall continue until December 31, 2009; provided, however, that commencing on January 1, 2010 and each January 1st thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 30 days prior to such January 1st date, the Company shall have

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given notice that it does not wish to extend this Agreement. Notwithstanding anything to the contrary contained in this paragraph 1, (a) it is agreed that if a Change in Control occurs while this Agreement is in effect, then the term of this Agreement shall be automatically extended and shall remain in effect for two years after such Change in Control, and if within such two-year period any termination occurs that would entitle you to the benefits hereunder, this Agreement shall remain in effect in accordance with its terms, and (b) the Company may terminate this Agreement at any time upon your Total Disability (as defined in paragraph 2). In the event that your employment with the Company terminates for any reason prior to the occurrence of a Change in Control, this Agreement shall automatically terminate as of the date of your termination, and no benefits shall be payable to you hereunder.
     2. DEFINITIONS.
     For purposes of this Agreement, the following terms have the meanings set forth below:
     “Bonus Incentive Plan” shall mean the Company’s Management Incentive Plan or, if that plan is no longer maintained, any cash bonus plan maintained by the Company for similarly situated active executives of the Company.
     “Cause” shall mean only (a) if termination shall have been the result of an act or acts of dishonesty on your part constituting a felony and resulting, or intending to result, directly or indirectly, in gain or personal enrichment at the expense of the Company or (b) upon the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to mental or physical illness) after a demand in writing for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, and such failure to perform your duties results in demonstrably material injury to the Company. Your employment shall in no event be considered to have been terminated by the Company for Cause if such termination took place as the result of (i) bad judgment or negligence on your part, or (ii) any act or omission without intent of gaining therefrom, directly or indirectly, a profit to which you were not legally entitled, or (iii) any act or omission believed by you in good faith to have been in or not opposed to the interest of the Company, or (iv) any act or omission in respect of which a determination is made that you met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the by-laws of the Company or the laws of the State of Louisiana or the directors and officers liability insurance of the Company, in each case as in effect at the time of such act or omission. You shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (a) or (b) of the first sentence of this definition and specifying the particulars thereof in detail.

Mr.
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     “Change in Control” shall mean (i) any merger, consolidation or other reorganization in which the Company shall not be the surviving entity (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the dissolution or liquidation of the Company; (iii) the sale, lease or exchange or agreement to sell, lease or exchange all or substantially all of the assets of the Company to any other person or entity (other than a wholly-owned subsidiary of the Company); (iv) the acquisition, directly or indirectly, of the beneficial ownership of more than 50% of the issued and outstanding shares of the common stock of the Company by any individual or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, except an underwriter or similar entity in connection with a public offering of common stock, alone or in concert with others; or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.
     “Code” shall mean the Internal Revenue Code of 1996, as amended.
     “Committee” shall mean the Compensation Committee of the Board of Directors of Global Industries, Ltd.
     “Company” shall mean Global Industries, Ltd., and, except where the context indicates otherwise, after the occurrence of a Change in Control, “Company” shall mean any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Global Industries, Ltd.
     “Date of Termination” shall mean the date on which you have a “separation from service” as defined in Section 409A of the Code.
     “Good Reason” shall mean:
(a) without your express written consent, the assignment to you of any duties inconsistent with your positions, duties, responsibilities and status with the Company immediately prior to a Change in Control, or a change in your reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control, or any removal of you from or any failure to re-elect you to any of such positions, except in connection with the termination of your employment for Cause, Total Disability or as a result of your death or by you other than for Good Reason;
(b) a reduction by the Company in your base salary or total compensation for the fiscal year in which the Change in Control occurred from your base salary or total compensation in the fiscal year immediately preceding the year in which the Change in Control occurred (assuming for purposes of determining whether a reduction of total compensation has occurred that total compensation in the year preceding the fiscal year in which the Change in Control occurred consisted of your base salary for that year plus payment under the Bonus Incentive Plan in an amount equal to the highest payment under the Bonus Incentive Plan you received in any of the three years immediately preceding

Mr.
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the year in which the Change in Control occurred) or the failure by the Company to increase your total salary and payment under the Bonus Incentive Plan (based on actual salary and payment under the Bonus Incentive Plan) each year after a Change in Control by an amount which at least equals, on a percentage basis, the mean average percentage increase in total compensation for all officers of the Company during the three full fiscal years immediately preceding a Change in Control of the Company;
(c) a failure by the Company to continue the Bonus Incentive Plan substantially on the basis in effect prior to the Change in Control, or a failure by the Company to continue you as a participant on at least the same basis as your participation for the fiscal year immediately preceding a Change in Control;
(d) a permanent relocation of your principal place of employment with the Company from the city in which you were serving immediately prior to the date on which a Change in Control occurs to a place which is more than 30 miles away from such location;
(e) the failure by the Company to continue in effect any benefit or compensation plan in addition to the bonus or incentive compensation plan, including its retirement plans, life insurance plan, health and accident plan or disability plan in which you are participating at the time of a Change in Control of the Company (or plans providing you with substantially similar benefits) and stock option and stock purchase plans providing you with substantially similar benefits as the Company plans in existence immediately before the Change in Control, or the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits under any of such plans or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control, or the failure by the Company to provide you with the number of paid vacation days to which you are then entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect immediately prior to the Change in Control;
(f) the failure of the Company to obtain an assumption of this Agreement by any successor as contemplated in paragraph 7 hereof; or
(g) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements set forth in the definition thereof (and, if applicable, the requirements set forth in the definition of Cause).
     “Incentive Compensation” shall mean the greater of (i) the highest annual award earned under the Bonus Incentive Plan during any one of the five fiscal years immediately preceding the fiscal year which includes the Date of Termination, or (ii) the Target Award.
     “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provisions so indicated. With respect to termination by you for Good Reason, the Notice of

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Termination shall state that you have made a good faith determination that, due to a Change in Control, you are not able effectively to discharge your duties. The Notice of Termination shall be delivered no less than 30 days prior to the Date of Termination, or (i) such longer period required by contract between you and the Company or (ii) such shorter period as agreed by you and the Company by mutual consent. Any purported termination of your employment which is not effected pursuant to a Notice of Termination shall be deemed ineffective.
     “Stock Incentive Plan” shall mean the Global Industries, Ltd. 1998 Equity Incentive Plan, the Global Industries, Ltd. 2005 Stock Incentive Plan and/or any future plan under which the Company awards long-term incentive compensation.
     “Target Award” shall mean the higher of the target award level under the Bonus Incentive Plan (i) at the time of a Change in Control or (ii) on the Date of Termination; in each case expressed as a dollar amount based on the base salary then in effect.
     “Total Disability” shall mean that, as a result of your incapacity due to physical or mental illness, you are suffering from “total disability” as defined in any long-term disability plan maintained by the Company, and shall be deemed to occur on the first date as of which you are entitled to commence receipt of benefits thereunder.
     3. COMPENSATION DURING DISABILITY.
     If at any time during the term of this Agreement after a Change in Control you are entitled to benefits under the Company’s short-term disability plan, this Agreement shall remain in effect and you shall (i) continue to receive your full base salary at the rate in effect when you became entitled to benefits under the short-term disability plan and (ii) be entitled to continue to participate in the Bonus Incentive Plan at an award level comparable to the award level in effect when you became entitled to benefits under the short-term disability plan. If and as of the date you are determined to have a Total Disability, this Agreement shall be automatically terminated and no benefits shall be payable to you hereunder. Thereafter, your benefits shall be determined in accordance with the Company’s long-term disability plan, or a substitute plan then in effect.
     4. TREATMENT OF EQUITY UPON A CHANGE IN CONTROL.
     (a) Options held by you granted under a Stock Incentive Plan shall fully vest upon the date of a Change in Control. Unless the Committee has determined to make an equitable adjustment or substitution of stock options pursuant to the terms of the applicable Stock Incentive Plan, all options held by you granted under a Stock Incentive Plan shall be surrendered to the Company by you and such options shall be canceled by the Company, in exchange for a cash payment by the Company within ten days after the Change in Control in an amount equal to the number of shares of the Company’s common stock subject to your option multiplied by the difference between (x) and (y) where (x) equals the closing sale price of a share of common stock on any exchange on which such shares are traded or quoted as of the date immediately prior to the Change in Control and (y) equals the purchase price per share covered by the option.

Mr.
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     (b) In the event of a Change in Control, restricted stock held by you granted under a Stock Incentive Plan shall immediately vest, and all forfeiture restrictions shall immediately expire, as of the date of the Change in Control.
     (c) In the event of a Change in Control, performance units held by you granted under a Stock Incentive Plan for which the performance period has not expired as of the date of a Change in Control shall be deemed to be earned at the target performance level. Unless the Committee determines otherwise, you shall have the right to receive the same form of equity or other consideration as all other shareholders with respect to the common stock subject to the earned performance units. The common stock or other property subject to the earned performance units shall be delivered to you within ten days of the date of the Change in Control. Notwithstanding the foregoing, if the performance units are non-qualified deferred compensation under Section 409A of the Code, the performance units shall vest only if the Change in Control satisfies the requirements of Treasury Regulations Section 1.409A-3(i)(5).
     5. COMPENSATION UPON TERMINATION AFTER A CHANGE IN CONTROL.
     No benefits shall be payable under this Agreement unless a Change in Control shall have occurred. If your employment by the Company is terminated within two years after a Change in Control, then the Company will, as additional compensation for services rendered to the Company, pay to you the following amounts (subject to any applicable payroll or other taxes required to be withheld and employee benefit premiums):
(a)	If your employment is terminated for Cause or if you voluntarily terminate your employment without Good Reason, the Company shall pay your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and your Target Award (pro-rated for full months of service during the year in which your Date of Termination occurs), and the Company shall have no further obligations to you under this Agreement.

(b)	If the Company terminates your employment other than due to death, Total Disability or for Cause or if you terminate your employment for Good Reason, then the Company will pay to you in a lump sum on the Date of Termination (subject to paragraph 13 hereof and except as set forth in item (iv) below), the following amounts:
(i)	(A) your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and (B) an amount equal to your Incentive Compensation times a fraction, the numerator of which is the number of days elapsed in the fiscal year to and including the Date of Termination and the denominator of which is 365;

(ii)	in lieu of any further salary payments to you for periods subsequent to the Date of Termination, an amount equal to times (A) your annual

Mr.
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base salary plus (B) your Incentive Compensation as of the date of the Notice of Termination;

(iii)	an amount equal to the difference between the amount you are entitled to receive under the Company’s retirement plans in a lump sum upon termination of employment and the amount you would be entitled to receive in a lump sum as of the Date of Termination if you had a 100% vested interest in your accounts on the Date of Termination; and

(iv)	the Company shall also pay all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement). Any reimbursement provided hereunder during one calendar year shall not affect the amount or availability of reimbursements in another calendar year. Any reimbursement provided hereunder shall be paid no later than the earlier of (i) the time prescribed under the Company’s applicable policies and procedures, or (ii) the last day of the calendar year following the calendar year in which your Date of Termination occurs.

(v)	in the event that you relocated at the request of the Company within two years prior to the Date of Termination, the Company hereby agrees in the event you should desire to relocate back to your point of origin within one year after the Date of Termination, to apply all terms of its relocation policy then in effect for internal transfers and to indemnify you in connection with any loss you may sustain in the sale of your residence. Any reimbursements provided hereunder shall be only for expenses actually incurred and shall be made prior to the last day of your second taxable year after your Date of Termination.
(c)	Unless you are terminated as a result of death, Total Disability or for Cause, the Company shall cause you to continue to be covered, without any cost to you in excess of the cost borne by you prior to the Change in Control, under health, medical and dental benefits and life insurance comparable to those in effect immediately prior to the Change in Control including, but not limited to, medical, dental and life insurance. Such continuation shall (i) also apply to your dependents who would otherwise be eligible to participate under the terms of such plans and (ii) apply for two years after the Date of Termination.

(d)	Upon your termination of employment for any reason, all country club memberships, luncheon clubs and other memberships, which the Company was providing for your use at the time Notice of Termination was given, to the extent possible shall be transferred to you, at no cost to you (other than taxes), the cost of transfer, if any, to be borne by the Company.

Mr.
DATE

(e)	Notwithstanding anything to the contrary in this Agreement, in the event that any payment or distribution by the Company to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to you an additional payment (a “Gross-up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, you retain an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments.

(f)	If you are a party to an employment agreement with the Company, in the event of any termination of your employment to which this Agreement would apply by its terms, you shall have all of the benefits provided under either this Agreement or such other agreement, whichever one (in its entirety) provides the greater total benefit, but not under both agreements, and the agreement providing the lower total benefit shall be superseded in its entirety and shall be of no further force or effect, and neither party shall have any obligation to the other thereunder.
     6. PAYMENT OBLIGATION ABSOLUTE.
     The Company’s obligation to pay you the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against you or anyone else. All amounts payable by the Company shall be paid without notice or demand. You shall not be required to mitigate the amount of any payment or benefit provided for you herein by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by you as a result of employment by another employer after the Date of Termination, or otherwise.
     7. SUCCESSORS, BINDING AGREEMENT.
     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.

Mr.
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     8. NOTICE.
     Any termination by the Company shall be communicated by written Notice of Termination to the other party thereto. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     9. MISCELLANEOUS.
     This Agreement supersedes any and all prior agreements between you and the Company concerning the subject matter hereof except an employment agreement between you and the Company which provides for benefits upon termination after a change in control as defined in such other agreement. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board (which shall in any event include the Company’s Chief Executive Officer). No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas. Except as contemplated in paragraph 4 hereof, the obligation to pay amounts under this Agreement is an unfunded obligation of the Company, and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company.
     This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof restrict the right of the Company to discharge you at will. Nothing herein shall be construed to preclude the transfer of your employment to a subsidiary or affiliate of the Company and such a transfer shall not be considered a termination of your employment hereunder. For purposes of this Agreement, “Company” includes all subsidiaries and affiliates of the Company to the extent such subsidiary and/or affiliate is carrying on any portion of the business of the Company or a business similar to that being conducted by the Company.
     10. VALIDITY.
     The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Mr.
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     11. COUNTERPARTS.
     This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     12. ARBITRATION.
     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Houston, Texas in accordance with the rules of the American Arbitration Association then in effect; provided that all arbitration expenses shall be borne by the Company. Notwithstanding the pendency of any dispute or controversy concerning termination or the effects thereof, the Company will continue to pay your base salary, retroactive to the Date of Termination, if applicable, in effect immediately before any Notice of Termination giving rise to the dispute was given and continue you as a participant in all compensation, benefit and insurance plans in which you were then participating, until the dispute is finally resolved. Subject only to item (e) of paragraph 5, amounts paid under this paragraph are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. Judgment may be entered on the arbitrators’ award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.
     13. SECTION 409A.
     (a) This Agreement is intended to comply with Section 409A of the Code and accompanying Treasury regulations and guidance (“Section 409A”) and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A.
     (b) Notwithstanding any provision in this Agreement to the contrary, if the payment of any compensation or benefit hereunder (including, without limitation, any severance benefit) would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then any such payment or benefit that you would otherwise be entitled to during the first six months following the Date of Termination shall be accumulated and paid or provided, as applicable, on the date that is one day (or if such date does not fall on a business day of the Company, the next following business day of the Company) after the earlier of (i) the date of your death, (ii) six months after the Date of Termination, or (iii) such earlier date upon which such amount can be paid or provided under Section 409A without being subject to such additional taxes and interest. In the event that a payment is delayed under this paragraph 13, the Company shall pay to you, as of the date it pays the delayed payment, interest on the delayed payment amount at the semi-annual, short-term applicable federal rate in effect on the Date of Termination, as provided in Section 1274(d) of the Code, plus 2%, based on the number of days the payment was delayed beyond the Date of Termination.

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     If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

Global Industries, Ltd.

By:

Name:

Title:

AGREED TO THIS ___ DAY
OF                     , 200_

Name:

Title: